AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of January 1, 2000 by and between BF ENTERPRISES, INC., a Delaware corporation ("Corporation"), and BRIAN P. BURNS, an individual domiciled in Florida ("Officer").

                                 R E C I T A L S

A. Corporation and Officer entered into that certain Employment Agreement, dated November 30, 1992 (the "1992 Employment Agreement");

B. Corporation and Officer entered into that certain Amendment to Employment Agreement, dated December 28, 1995 (the "First Amendment"), pursuant to which certain provisions of the 1992 Employment Agreement were amended;

C. Corporation and Officer entered into that certain Second Amendment to Employment Agreement, dated December 12, 1996 (the "Second Amendment"), pursuant to which certain provisions of the 1992 Employment Agreement and the First Amendment were amended;

D. Corporation and Officer entered into that certain Second Amendment to Employment Agreement, dated January 1, 1997 (the "Third Amendment," together with the 1992 Employment Agreement, the First Amendment and the Second Amendment, the "Employment Agreement"), pursuant to which certain provisions of the 1992 Employment Agreement, the First Amendment and the Second Amendment were amended; and

E. Corporation and Officer desire to amend and restate the Employment Agreement in its entirety, pursuant to which Corporation will continue to employ Officer as the Chairman of Corporation's Board of Directors (the "Board of Directors"), Chief Executive Officer and President, and Officer is willing to accept such continued employment by Corporation, on the terms and subject to the conditions set forth in this Agreement.
F. The parties hereto, in consideration of the mutual covenants contained herein, agree upon the following terms of employment of Officer by Corporation.

                                    A G R E E M E N T

         1. Duties. During the term of this Agreement, Officer agrees to be employed by and to serve Corporation as Chairman of the Board of Directors, Chief Executive Officer and President, and Corporation agrees to employ and retain Officer in such capacities. Officer shall devote such of his business time, energy, and skill to the affairs of the Corporation as shall be necessary to perform the duties of such positions. Officer shall continue to be permitted to engage, from time to time, in various charitable and community affairs, managing his personal investments, serving as a member of boards of directors or as a trustee of other companies, associations or entities, participating in outside business activities which are not related to the business and affairs of Corporation for which he may receive compensation and any other activities that Officer is currently participating in or in the past has participated in, provided that such activities do not materially and adversely interfere with the performance of his duties under this Agreement.

         2. Term of Employment. The term of employment of Officer by Corporation shall commence on the date hereof and continue until December 31, 2004 (the "Employment Period"), unless terminated earlier pursuant to Section 5 herein. At any time before December 31, 2004 Corporation and Officer may by mutual written agreement extend Officer's employment under the terms of this Agreement for such additional periods as they may agree. All references herein to the Employment Period shall refer to both the initial Employment Period and any such successive Employment Periods.

         3.       Compensation.

                  3.1 Base Salary. As payment for the services to be rendered by Officer as provided herein, Corporation agrees to pay to Officer a base salary at the rate of Two Hundred Ninety-Five Thousand and No/100 Dollars ($295,000.00) per annum (the "Base Salary") payable in equal semi-monthly installments. The Base Salary shall be subject to review by the Board of Directors, but shall in no event be less than a rate of $295,000 per annum during the Employment Period.

                  3.2 Bonuses. Officer shall be eligible to receive a bonus of up to one hundred percent (100%) of Officer's Base Salary for each calendar year (or portion thereof) during the Employment Period, with the actual amount of any such bonus to be determined in the discretion of the Board of Directors based upon its evaluation of Officer's performance during such year. Subject to
Section 5 herein, all such bonuses shall be payable within forty-five (45) days after the end of the calendar year to which such bonus relates.

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                  3.3      Additional Benefits.  During the Employment Period,
Officer shall be entitled to the following additional benefits:

                  3.3.1 General Benefits. Officer shall be eligible to participate in such of Corporation's benefit and deferred compensation plans as are now generally available or later made generally available to executive officers of Corporation, including, without limitation, profit sharing, medical, dental, health, annual physical examination, life, disability insurance, tax preparation, estate planning, financial planning, and supplemental retirement programs (including, without limitation, the Group Ltd., Life and AD&D benefits through UNUM, the Travel and Accident Plan through the Hartford and The Aetna Group Medical Plan). Corporation shall also pay the premiums on Officer's current long-term care insurance plan. For purposes of establishing the length of service under any benefit plans or programs of Corporation, the parties hereto acknowledge and agree that Officer has provided more than twenty years of service to Corporation (f/k/a Boothe Financial) as a Director, and in the year 2001 will have provided twenty (20) years of service to the Corporation as a Chairman of the Board of Directors and Chief Executive Officer.

                   3.3.2 Clubs. Corporation shall, in accordance with past practices, pay all dues charged for business, health and social clubs, and similar organizations of which Officer is a member or desires to become a member and all other clubs used now or in the future by Officer for business development.

                    3.3.3 Automobile. For Corporation's convenience, and as a condition of Officer's employment by Corporation, Officer shall, to the extent reasonably possible, use a luxury automobile to be provided and maintained by Corporation. Corporation shall pay all costs of gasoline, servicing and other upkeep of the automobile during the Employment Period. Officer shall be entitled to exchange such automobile for a new luxury automobile every three
(3) years during the Employment Period. Corporation shall, in accordance with past practices, provide (at Corporation's expense) adequate personal injury and property damage insurance covering such automobile.

                    3.3.4 Tax Preparation, Financial Planning and Estate Planning. Corporation will pay the fees for tax preparation, outside custom financial planning and estate planning for Officer by a recognized financial planning organization and a law firm of Officer's choice.

                   3.3.5 Vacation. Officer shall be entitled to no less than five (5) weeks of vacation during each calendar year during the Employment Period, prorated for partial years.

                   3.3.6 Other Expenses. In accordance with past practices, Corporation shall promptly reimburse Officer for all reasonable business expenses (e.g., travel, business, entertainment, etc.) incurred by Officer in performing his duties hereunder upon Officer accounting to Corporation for such expenses (in accordance with past practices).

         4. Extended Healthcare Benefits. In consideration for Officer's more than twenty years of service to Corporation, in the event of a termination of this Agreement for a reason other than a Termination for Cause, Officer and his then current wife shall each continue to participate until the later of his or her death, at the Corporation's expense (or its successor's or assign's expense), in whatever medical, healthcare, dental, life insurance, reimbursement, disability and other benefits, plans and programs may be maintained by Corporation from time to time for its then current employees as if Officer were still a full-time employee of Corporation; provided, however, that when Officer attains the age of 65 or for any other reason is no longer eligible for such benefits, plans or programs, Corporation shall otherwise pay for all healthcare costs of Officer and his then current wife (including, without limitation, insurance premiums for healthcare, dental, life, disability and long-term care, and prescriptions and ancillary treatments and procedures).

         5. Termination. Unless otherwise agreed to in writing by Corporation and Officer, Officer's employment hereunder may only be terminated under the following circumstances, in addition to terminations pursuant to
Section 6 hereof:

                  5.1      Death.

                           5.1.1    Termination Upon Death.  Officer's
employment will be terminated upon Officer's death ("Termination Upon Death").

                           5.1.2     Payment Upon Termination Upon Death.
In the event of Termination Upon Death, Corporation shall immediately pay to Officer's estate all accrued Base Salary, bonus compensation, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the Date of Termination (as defined in Section 5.8 herein), the death benefits provided in Section 5.1.3 and, Officer's then current wife shall be entitled to those benefits described in Section 4 herein.

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
                           5.1.3    Death Benefits.  Notwithstanding anything in
this Agreement to the contrary, in the event of Termination Upon Death, Corporation shall continue to pay to Officer's estate or assignee, as the case may be, one hundred percent (100%) of Officer's Base Salary at the time of Officer's death through the remaining Employment Period; provided, however, that in no event shall the aggregate amount payable under this Section 5.1.3 be less than two (2) times Officer's then Base Salary.

                  5.2      Disability.

                           5.2.1  Termination  By Reason of Disability.  If,
during the Employment Period, Officer becomes incapacitated due to physical or mental illness (such incapacity being determined by a qualified, independent physician selected by Corporation and approved by Officer (or, if Officer is unable to give such approval, by his legal representative or his wife)) for a period of more than six (6) consecutive months, Corporation shall have the right to terminate Officer's employment hereunder by Notice of Termination (as defined in Section 5.7 herein)("Termination By Reason of Disability").

                           5.2.2    Payment Upon Termination By Reason of
Disability In the event of a Termination By Reason of Disability, Corporation shall immediately pay Officer all accrued Base Salary, bonus compensation, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the Date of Termination, together with the disability benefits provided in Section 5.2.3, and those benefits described in Sections 3.3.2, 3.3.3, 3.3.4 and 4 described herein.

                           5.2.3    Disability Benefits.  Notwithstanding
anything in this Agreement to the contrary, in the event of Termination By Reason of Disability pursuant to Section 5.2.1, Corporation shall pay to Officer the difference between (a) seventy-five percent (75%) of the sum of Officer's Base Salary (at the rate payable at the Date of Termination) through the remaining Employment Period, and (b) amounts received by Officer from long-term disability insurance carried by Corporation, on the dates specified in Section 3.1 through the remaining Employment Period; provided, however, that in no event shall the aggregate amount payable under this Section
5.2.3 be less than two (2) times Officer's then Base Salary.

                  5.3     Cause.

                          5.3.1 Termination For Cause.  Officer's  employment
hereunder may be terminated for cause and effected upon receipt by Officer of a Notice of Termination ("Termination For Cause"). For purposes of this Agreement, "Termination For Cause" shall mean termination by Corporation of Officer's employment by Corporation by reason of Officer's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, Corporation or by reason of Officer's willful material breach of this Agreement which has resulted in material injury to Corporation; provided, however, for purposes of this Section 5.3, no act or failure to act on Officer's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of Corporation. Notwithstanding the foregoing, any termination of Officer shall not be considered a Termination For Cause pursuant to this
Section 5.3 and shall be considered a Termination Without Cause pursuant to
Section 5.4 hereof,  if such  termination is effected without (a) reasonable notice to Officer setting forth the reasons for Corporation's intention regarding a Termination For Cause; (b) an opportunity for Officer, together with his counsel, to be heard before the Board of Directors; and (c) delivery to Officer of a Notice of Termination as provided for in Section 5.7 hereof from the Board of Directors finding that in the good faith opinion of the Board of Directors, Officer was guilty of conduct set forth above in the preceding sentence, and specifying the particulars thereof in detail. If Officer is the prevailing party as a result of a hearing before the Board of Directors pursuant to Section 5.3.1(b) above, Officer shall be promptly reimbursed for attorneys' fees and related costs pursuant to Section 8.10 herein.

                           5.3.2    Payment Upon Termination For Cause.  In the
event of a Termination For Cause, Officer shall immediately be paid all accrued Base Salary, bonus compensation, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the Date of Termination, and Officer shall be entitled to receive any extension of benefits beyond the Date of Termination, provided that (a) such benefits were received by Officer prior to the Date of Termination, and (b) such extension is customarily offered by Corporation to its employees or is otherwise required by applicable law.

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

                  5.4     Without Cause.

                          5.4.1 Termination Without Cause. Any termination of
Officer by Corporation upon receipt by Officer of a Notice of Termination (including any action which is deemed a termination of Officer pursuant to Section 5.6 hereof), other than a Termination Upon Death, Termination By Reason of Disability or a Termination For Cause pursuant to Sections 5.1, 5.2 and 5.3, respectively, shall be deemed a "Termination Without Cause."

                           5.4.2    Payment Upon Termination Without Cause.
In the event of any Termination Without Cause, Officer shall immediately be paid all accrued Base Salary, bonus compensation, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the Date of Termination, together with all severance compensation provided in Section 5.4.3.

                           5.4.3    Severance Compensation.  In the event of any
Termination Without Cause, (a) Corporation shall pay Officer in a lump sum payment within 30 days after the Date of Termination the aggregate of the following amounts: (i) an amount equal to Officer's Base Salary (at the rate payable at the Date of Termination) through the Employment Period, plus
(ii) an amount equal to the amount in clause (i) above in lieu of a bonus; provided, however, that in no event shall such aggregate amount be less than two
(2) times Officer's Base Salary; and (b) Officer shall be entitled to those benefits described in Sections 3.3.2, 3.3.3, 3.3.4 and 4 herein.

                  5.5      Voluntary Termination.

                           5.5.1    Termination by Officer. Officer may
terminate Officer's employment by Corporation for any reason with  thirty  (30)
days  prior  written  notice  to   Corporation   ("Voluntary Termination").
For purposes of this Section 5.5, "Voluntary Termination" shall not include a Termination Upon Change in Control pursuant to Section 6 herein or any termination of Officer's employment pursuant to Section 5.6 herein.

                           5.5.2    Payment Upon Voluntary Termination.  In the
event of a Voluntary Termination, on or after the Date of Termination, Corporation shall no longer be obligated to pay Officer any amounts payable to Officer hereunder for such period, whether in the form of Base Salary, bonus or otherwise, and Officer shall have no right to compensation or other benefits hereunder for any such period, but Corporation shall pay Officer all accrued Base Salary, bonus compensation, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the Date of Termination, and Officer shall be entitled to those benefits described in
Section 4 herein.

                  5.6 Other Events of Termination. The following circumstances shall specifically be deemed a Termination Without Cause of Officer's employment by Corporation:

                           5.6.1    a vote by the Board of Directors to
Terminate Officer Without Cause, as defined in Section 5.4 hereof;

                           5.6.2    any termination of Officer's employment by
Corporation which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5.7 hereof;

                           5.6.3    a breach by Corporation of this Agreement,
and a subsequent election by Officer to terminate this Agreement pursuant to
Section 5.5 above; or

                           5.6.4    the performance of any other act by
Corporation which is designed to prevent and does prevent Officer from properly performing the authorities, duties and responsibilities of his employment hereunder, including without limitation, a change in the duties or position of Officer within Corporation.

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

                  5.7 Notice of Termination. Any termination of Officer's employment by Corporation or by Officer (other than termination pursuant to Section 5.1 hereof) shall be communicated by written notice to the other party hereto ("Notice of Termination"), which shall (a) indicate the specific termination provision in this Agreement relied upon; (b) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Officer's employment under the provision so indicated; and (c) contain any other information required by this Agreement.

                  5.8  Effective  Date  of  Termination.  For  purposes  of this
Section 5, "Date of Termination" shall mean: (a) if Officer's employment is terminated by his death, the last day of the month during which his death occurs; (b) if Officer's employment is terminated pursuant to Section 5.2 hereof, the termination date stated in the Notice of Termination after the expiration of six (6) consecutive months of Officer's incapacity due to physical or mental illness, in accordance with the procedure set forth in Section 5.2 hereof; (c) if Officer's employment is terminated pursuant to Sections 5.3 or
5.4 hereof, the date that the Notice of Termination is communicated  pursuant to
Section  5.7 hereof;  (d) if  Officer's  employment  is  terminated  pursuant to
Section 5.5 hereof, the termination date stated in the Notice of Termination received by Corporation; (e) if Officer's employment is deemed terminated pursuant to Section 5.6.1 or 5.6.2 hereof, the date of such action which is deemed a termination of Officer by Corporation or, if deemed terminated pursuant to Section 5.6.3 or 5.6.4, the date specified by the Officer in the Notice of Termination; or (f) if Officer's employment is terminated pursuant to Section 6 herein, the date set forth in the Notice of Termination.

         6.       Termination of Employment Upon Change in Control.

                  6.1      Certain Definitions.

                           6.1.1    Change in Control.  "Change in Control"
shall mean any of the following events:

                                    (a)     Corporation is provided a copy of a
Schedule 13D or Schedule 14D-1 filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") indicating that any person, entity or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) that does not on the date hereof hold more than five percent (5%) of the outstanding shares of Corporation entitled to vote for the election of directors has become the holder of more than twenty percent (20%) (in one or more transactions, in the aggregate) of either the then outstanding shares of common stock or the combined voting power of Corporation's then outstanding voting securities entitled to vote generally in the election of directors;

                                    (b)     as a result of or in connection with
any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of Corporation just prior to such event shall cease to constitute a majority of the Board;

                                    (c)     Corporation's stockholders approve a
definitive agreement providing for a transaction in which Corporation will cease to be an independent publicly-owned corporation;

                                    (d)     the stockholders of Corporation
approve a definitive agreement either (x) to merge, consolidate or reorganize Corporation with or into another corporation in which the holders of the Corporation's common stock immediately before such merger, consolidation or reorganization will not, immediately following such merger or reorganization, hold as a group on a fully-diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation's outstanding equity securities, or
(y) to sell or otherwise dispose of all or substantially all of the assets of the Company;
                                    (e)     the stockholders of Corporation
approve the liquidation or dissolution of Corporation; or

                                    (f)     an Offer (as defined in Section
6.1.2 below) is made. As used in this Agreement, "Corporation" shall mean Corporation as defined herein and any successor to its business and/or assets upon a Change in Control which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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                           6.1.2    Tender Offer or Exchange Offer.  "Offer"
shall mean a tender offer or exchange offer for shares of Corporation's common stock other than one made by Corporation or by a person, entity, or "group," as such terms are defined in Section 13(d)(3) of the Exchange Act, that on the date hereof holds more than five percent (5%) of the outstanding shares of Corporation entitled to vote for the election of directors where the offeror acquires more than twenty percent (20%) (in one or more transactions, in the aggregate) of either the then outstanding shares of common stock or the combined voting power of Corporation's then outstanding voting securities entitled to vote generally in the election of directors.

                           6.1.3    Termination Upon a Change in Control.
Officer may, in his sole and absolute discretion, terminate his employment with Corporation within one hundred eighty (180) days following a Change in Control ("Termination Upon Change in Control").

                           6.1.4    Payment Upon a Change in Control.  In the
event of a Termination Upon a Change in Control, Officer shall immediately be paid all accrued Base Salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the Date of Termination, together with all severance compensation provided in Section 6.1.5 herein.

                           6.1.5    Severance Payment Upon a Change in Control.

                                    (a)  In the event of a Termination Upon a
Change in Control, (ii) Corporation shall pay Officer in a lump sum payment with thirty (30) days after the Date of Termination the aggregate of the following amounts: (A) an amount equal to Officer's Base Salary (at the rate payable at the time of such termination) through the Employment Period, plus
(B) an amount equal to the amount in clause (A) above in lieu of a bonus; provided, however, that in no event shall such aggregate amount be less than two (2) times Officer's Base Salary; and (iii) Officer shall be entitled to those benefits described in Sections 3.3.2, 3.3.3, 3.3.4 and 4 herein.

                                    (b)  Officer shall not be required to
mitigate the amount of any payment provided for in this Section 6.1 by seeking other employment or otherwise, and the amount of any payment provided for in this Section 6.1 shall not be reduced by any compensation earned by Officer, either as the result of employment by any other employer after the date of his termination of employment with Corporation or otherwise.

                                    (c)  Notwithstanding anything else in this
Agreement, solely in the event of a Termination Upon a Change in Control pursuant to Section 6.1, the aggregate of the amount of severance compensation paid to Officer under Sections 3 or 6.1 or otherwise, shall not include any amount that Corporation is prohibited from deducting for federal income tax purposes by virtue of Section 280G of the Internal Revenue Code or any successor provision.

                           6.1.6    Non-exclusivity of Rights.  Nothing in this
Agreement is intended to or shall prevent or limit Officer's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by Corporation or its subsidiaries and for which Officer may qualify, nor shall anything herein limit or otherwise affect such rights as Officer may have under any stock option or other agreements with Corporation or any of its subsidiaries. Amounts which are vested benefits or which Officer is otherwise entitled to receive under any plan, policy, practice or program of Corporation or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program; provided that the vesting schedules, if any, under all stock options held by Officer shall continue to run to the maximum extent permitted by applicable law.

         7.       Protection of Corporation's Business.

                  7.1 Non-Solicitation. During the Employment Period, and for a period of one (1) year following termination of Officer's employment under this Agreement for any reason whatsoever, Officer shall not directly or indirectly, as a partner, more than five percent (5%) shareholder, employee, consultant or in any similar manner whatsoever employ or join in partnership with any person who was an officer of the Corporation or any subsidiary of the Corporation of the rank of vice president or higher during the six-month period prior to the termination of Officer's employment hereunder and Officer shall not solicit any officer of the Corporation or any of its subsidiaries to leave the employ of the Corporation; provided, however, that notwithstanding the foregoing, Officer may join the law firm of Further, Fahrner & Mason in any capacity and/or may employ or solicit Ms. Carol Young and Ms. Janet Dalpe to leave the employ of Corporation at any time during or after the Employment Period.


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         8.       Miscellaneous.

                  8.1 Confidentiality. Officer agrees that all proprietary information considered confidential by Corporation and relating to the business or operations of Corporation shall be kept and treated as confidential both during and after the Employment Period; provided, however, that such information may be disclosed to third parties if required by applicable law or court process or if such information (a) was then generally known to the public other than as a result of a disclosure by Officer, (b) is or becomes known or available to Officer on a non-confidential basis from a source whom, insofar as is known to Officer, is not prohibited from transmitting the information to third parties by a contractual, legal, fiduciary or other obligation, or (c) is independently developed by Officer.

                  8.2 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

                  8.3 Entire Agreement Modifications. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Officer from Corporation. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

                  8.4 Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

         If to Corporation:

                  BF Enterprises, Inc.
                  100 Bush Street, Suite 1250
                  San Francisco, California 94104
                  (415) 989-6580
                  Fax: (415) 788-5756
                  Attn: Douglas Post, Vice President and Treasurer

         If to Officer:

                  Brian P. Burns
                  217 Via Tortuga
                  Palm Beach, Florida 33480
                  (561) 832-0084
                  Fax: (561) 832-6668

                  and

                  Brian P. Burns
                  1055 California Street
                  San Francisco, California 94108

         With a Copy to:

                  Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
                  777 South Flagler Drive
                  Suite 500, East Tower
                  West Palm Beach, Florida 33401
                  (561) 650-0553
                  Fax: (561) 655-5677
                  Attn: Michael V. Mitrione, Esq.

                  and

                  Thomas & Clough Co. P.A.
                  223 Sunset Avenue
                  Suite 200
                  Palm Beach, Florida 33480
                  (561) 655-2004
                  Fax: (561) 655-2322
                  Attn: Dana D. Thomas, C.P.A.

or to such other address as any party may designate by notice complying with the terms of this Section 8.4. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by electronic transmission; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.
                  8.5 Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

                  8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                  8.7 Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

                  8.8  Survival  of  Corporation's  Obligations.   Corporation's
obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of Corporation. In the event any such merger, consolidation, or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and permitted assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by Corporation or by Officer.

                  8.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

                  8.10 Prevailing Parties.  If any civil action,  arbitration or other legal  proceeding is brought for the  enforcement  of this  Agreement,  or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

                  8.11 Attorney's Fees. If litigation shall be brought to enforce or interpret any provision contained herein, Corporation, to the extent permitted by applicable law and Corporation's Certificate of Incorporation, hereby indemnifies Officer to the maximum extent permitted by law for Officer's reasonable attorneys' fees and disbursements incurred in such litigation.

                  8.12 Indemnification. In addition to any rights to indemnification to which Officer is entitled under the Corporation's Certificate of Incorporation and Bylaws, Corporation shall indemnify officer at all times during and after the Employment Period to the maximum extent permitted under
Section 145 of the Delaware Corporations Code or any successor provision thereof and any other applicable state law, and shall advance Officer's expenses in defending any civil or criminal action, suit or proceeding, to the maximum extent permitted under such applicable state law.

                  8.13 Arbitration. Notwithstanding anything to the contrary in this Agreement, all claims for monetary damages and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement shall be referred to final and binding arbitration, before a single arbitrator, under the commercial arbitration rules of the American Arbitration Association in San Francisco County, California. The arbitrator shall be selected by the parties and if the parties are unable to reach agreement on selection of the arbitrator within thirty (30) days after the notice of arbitration is served, then the arbitrator will be selected by the American Arbitration Association. All documents, materials, and information in the possession of a party to this Agreement and in any way relevant to the claims or disputes shall be made available to the other parties for review and copying not later than sixty (60) days after the notice of arbitration is served. To the extent that a party would be required to make confidential information available to any other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before a party is required to produce such information. Information produced by a party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed. In no event shall a party be entitled to punitive damages in any arbitration or judicial proceeding and all parties hereby waive their rights to any punitive damages. In the event an arbitration panel or a court concludes that the punitive damages waiver contained in the previous sentence is unenforceable, then the parties agree that the court with subject matter jurisdiction over the confirmation of the award shall have sole and exclusive jurisdiction to determine issues of entitlement and amount of punitive damages. The arbitrator shall NOT have subject matter jurisdiction to decide any issues relating to the statute of limitations or to any request for injunctive relief, and the parties hereby stipulate to stay the arbitration proceeding (without the need of a bond) until any such issues in dispute are resolved. Judgment upon the award rendered by the arbitrator shall be final, binding and conclusive upon the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns, and may be entered in any court of competent jurisdiction.

                  8.14 Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in San Francisco County, California. Any civil action or legal proceeding not addressed by Section 8.13 herein and arising out of or relating to this Agreement shall be brought in the courts of record of the State of California in San Francisco County or the United States District Court, Northern District of California. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

                  8.15 Survival. Sections 3.3, 4, 5, 6, 7 and 8 shall survive any termination or expiration of this Agreement. IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   CORPORATION:

                                   BF ENTERPRISES, INC.


                                   By: /s/ Charles E.F. Millard
                                      ------------------------------
                                   Name:    Charles E. F. Millard
                                   Title:   Chairman of the Compensation
                                            Committee


                                   OFFICER:


                                   By: /s/ Brian P. Burns
                                       --------------------------
                                       Brian P. Burns